SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 18, 2004
(Date of earliest event reported)

CONSOLIDATED WATER CO. LTD.

(Exact name of Registrant as specified in its charter)

Cayman Islands, B.W.I. (State of incorporation or organization)	0-25248 (Commission File No.)	Not Applicable (IRS Employer Identification No.)

Trafalgar Place, West Bay Road
P.O. Box 1114 GT
Grand Cayman, Cayman Islands, B.W.I.
(Address of principal executive offices)

(345) 945-4277
(Registrant’s telephone number, including area code)

ITEM 5. Other Events and Regulation FD Disclosure

On February 18, 2004, Consolidated Water Co. Ltd. (the “Company”) issued a press release announcing that: (a) its board of directors declared a quarterly cash dividend of $0.115 per share, representing an increase of approximately 10% from the quarterly dividend that was paid in the previous quarter, and (b) the Company has updated its earnings guidance for the year ended December 31, 2003 and for the year ending December 31, 2004.

The quarterly cash dividend is payable on April 30, 2004 to shareholders of record at the close of business on March 31, 2004.

The Company now expects to earn between $1.00 and $1.05 per diluted share in 2004, as compared to the Company’s previous guidance of $1.25. In addition, earnings per diluted share for the year ended December 31, 2003 are expected to range between $0.82 and $0.85, compared to the previous guidance of between $0.85 to $0.90.

The reason for the reduction in earnings guidance for 2004 is two-fold. First, under the terms of the new 23-year contract with the Company’s customer in Belize that distributes water to business and residential customers on Ambergris Cay, the Company’s selling prices were reduced, relative to the prices under the previous contract. However, the 23-year term of the new contract will allow the Company to justify an investment in a new energy recovery system and other plant upgrades that will result in more efficient operations and lower operating costs. The Company anticipates that such investments will be completed in the fourth quarter of 2004 and should benefit net income for 2005 and future years. In addition, the Company now expects to incur additional legal and accounting costs associated with reporting compliance under the Sarbanes-Oxley Act as well as the Company’s preparation for the transition to accelerated filer status in 2005 that were not quantifiable in June 2003 when the existing guidance for 2004 was disclosed.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits

(c) Exhibits

     The following exhibit is filed as part of this report on Form 8-K:

Exhibit No.	Title

99.1	Consolidated Water Co. Ltd. Press Release dated February 18, 2004.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED WATER CO. LTD.

By: /s/ Frederick W. McTaggart

Name: Frederick W. McTaggart Title: President

Date: February 20, 2004

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EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated February 18, 2004

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